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Exhibit 4.3

REDEMPTION AND PURCHASE AGREEMENT

        This redemption and purchase agreement (the "Agreement") is made and entered into as of this 27th day of June, 2007, by and between BancTec, Inc., a Delaware corporation (the "Company"), and BancTec Intermediate Holding, Inc., a Delaware corporation ("BancTec Intermediate").

WITNESSETH

        WHEREAS, Banctec Intermediate, the sole stockholder of the Company, is the record and beneficial owner of 18,185,784 shares (the "BancTec Intermediate Common Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), (ii) 750,000 warrants (the "BancTec Intermediate Warrants") for shares of the Common Stock and 189,520 shares (the "BancTec Intermediate Preferred Shares," collectively with the BancTec Intermediate Common Shares and the BancTec Intermediate Warrants, the "BancTec Intermediate Shares") of the Company's preferred stock;

        WHEREAS, the Company proposes to issue and offer for sale an aggregate of 46,575,000 shares of the Company's common stock pursuant that certain Purchase/Placement Agreement (the "Purchase/Placement Agreement") dated June 20, 2007 by and between the Company and Friedman, Billings, Ramsey & Co., Inc. ("FBR"), as initial purchaser and placement agent; and

        WHEREAS, as set forth in the Company's offering memorandum dated June 20, 2007, the Company would like to utilize a portion of the proceeds from the sale of its shares to purchase the BancTec Intermediate Shares from BancTec Intermediate;

        NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1      SALE AND REDEMPTION.

        1.1    BancTec Intermediate Shares.    Subject to the terms and conditions of this Agreement, BancTec Intermediate hereby sells, assigns, transfers and conveys to the Company, and the Company hereby purchases, redeems and takes from BancTec Intermediate, the BancTec Intermediate Shares, free and clear of any and all pledges, claims, liens, charges, encumbrances, restrictions and security interests.

        Contemporaneously with the execution and delivery of this Agreement, BancTec Intermediate has delivered to the Company or its transfer agent certificates representing the BancTec Intermediate Shares, duly endorsed or accompanied by duly executed stock powers for transfer to the Company.

        1.2    Purchase Price for BancTec Intermediate Shares.    Subject to the terms and conditions of this Agreement, the purchase price payable by the Company to BancTec Intermediate for the BancTec Intermediate Shares shall be $90,784,592.91 less the aggregate exercise price of $7,500 for the BancTec Intermediate Warrants (the "Purchase Price") and shall be due and payable on the date hereof. The Company shall pay the Purchase Price to BancTec Intermediate pursuant to the wire transfer instructions provided by BancTec Intermediate.

2    REPRESENTATIONS AND WARRANTIES OF BANCTEC INTERMEDIATE.    BancTec Intermediate represents and warrants to the Company as follows:

        2.1    Authority; No Conflict.    This Agreement has been duly executed and delivered by BancTec Intermediate and constitutes the legal, valid and binding obligation of BancTec Intermediate, enforceable against BancTec Intermediate in accordance with its terms. BancTec Intermediate has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

        2.2    Unencumbered Ownership.    BancTec Intermediate is the record and beneficial owner and holder of the BancTec Intermediate Shares, free and clear of all pledges, claims, liens, charges, encumbrances, restrictions and security interests. BancTec Intermediate owns no other shares or equity interests in the Company and has no rights to acquire any equity interests in the Company.

        2.3    Acknowledgement.    BancTec Intermediate hereby acknowledges that BancTec Intermediate (i) has been supplied with, has had access to, and is familiar with all existing information with respect to the Company and shares of its Common Stock, including financial information, to which a reasonable seller would attach significance in making decisions with respect to the sale of the BancTec Intermediate Shares, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Company and the BancTec Intermediate Shares; (ii) has made its own inquiry and analysis with respect to the Company and the BancTec Intermediate Shares; and (iii) has knowledge and experience in financial and business matters (in general and specifically as it relates to the Company and its business) to be capable of evaluating the merits and risks of selling the BancTec Intermediate Shares. BancTec Intermediate hereby further acknowledges that the Purchase Price constitutes full, fair and adequate payment to BancTec Intermediate for the BancTec Intermediate Shares.

        2.4    Payment Direction.    With respect to the payment obligations of the Company pursuant to this Agreement, BancTec Intermediate hereby requests and directs the Company to pay such payments directly to BancTec Upper-Tier Holding, LLC, a Delaware limited liability company, in accordance with the wire transfer instructions attached as Exhibit A.

3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    The Company represents and warrants to BancTec Intermediate as follows:

        3.1    Organization and Good Standing.    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no further action on the part of the Company is necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Company to execute and deliver this Agreement or to consummate the transactions contemplated hereunder, and no action, waiver or consent by any governmental entity is necessary to make this Agreement a valid instrument binding upon the Company in accordance with its terms.

        3.2    Authority.    This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

4      GENERAL PROVISIONS.

        4.1    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        4.2    Waiver.    Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party which makes specific reference to this Agreement. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

        4.3    Entire Agreement.    This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provisions against whom enforcement is sought. Nothing expressed to or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement any right under or by virtue of this Agreement (or any provision of this Agreement). This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        4.4    Partial Invalidity and Severability.    All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part hereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a forum of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

        4.5    Headings.    The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

        4.6    Governing Law.    The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

        4.7    Counterparts; Facsimiles.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signature delivered by facsimile or other electronic transmission shall constitute an original.

        4.8    Notice.    Except as otherwise provided herein, all statements, requests, notices and agreements shall be in writing delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram and:

    (a)
    If to the Company, shall be sufficient in all respects if delivered to the Company at the offices of the Company at:

      2701 East Grauwyler
      Irving Texas 75061
      Attention: Chief Executive Officer
      (facsimile: (972) 821-4448)

      With a copy to:

      Weil Gotshal & Manges LLP
      200 Crescent Court, Suite 300
      Dallas, Texas 75201
      Attention: Gilbert Friedlander, Esq.
      (facsimile: (214) 746-7777)

    (b)
    If to BancTec Intermediate, shall be sufficient in all respects if delivered to BancTec Intermediate at:

      c/o: Welsh, Carson Anderson & Stowe
      320 Park Avenue
      Suite 2500
      New York, NY 10022
      Attention: Robert A. Minicucci
      (facsimile: (212) 893-9566),

      With a copy to:

      Ropes & Gray LLP
      1211 Avenue of the Americas
      New York, NY 10036-8704
      Attention: Steven R. Rutkovsky
      (facsimile: (646) 728-1529),

[Signature page follows.]

        IN WITNESS WHEREOF, the parties have executed and delivered this Redemption and Purchase Agreement as of the date first written above.

BANCTEC, INC.
By:	/s/ J. COLEY CLARK J. Coley Clark President and Chief Executive Officer
BANCTEC INTERMEDIATE HOLDING, INC.
By:	/s/ JEFFREY D. CUSHMAN Jeffrey D. Cushman Executive Vice President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO REDEMPTION AND PURCHASE AGREEMENT

EXHIBIT A
Wire Transfer Instructions

[Intentionally Omitted]

EXHIBIT A

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REDEMPTION AND PURCHASE AGREEMENT
WITNESSETH
EXHIBIT A Wire Transfer Instructions